U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 14, 2007

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer's Telephone Number)

Item 8.01 Other Events

On February 14, 2007, we executed a non-binding letter of intent providing for us to invest $6.5 million into Energen Development Ltd., Kingston, Jamaica (“EDL”), wherein we will acquire a 70% interest in EDL. EDL is currently involved in developing an ethanol plant (Phase 1) and biodiesel plant (Phase 2) on the island of Jamaica, for local and export sales markets.

The estimated cost of both Phase 1 and 2 is $42 million. Phase 1 costs are estimated at $32 million. Construction of the proposed ethanol plant is expected to commence in 2007. It is anticipated that a 60 million gallon ethanol dehydration plant that will procure hydrous ethanol and dehydrate it to meet specifications for use in a fuel grade ethanol will be constructed. Feedstock is expected to initially originate from Brazil, except for a portion of the same to be supplied locally. EDL currently has a fixed price engineering, procurement and construction contract (“EPC”) in place with Dedini SA Industrias de Base, a Brazilian ethanol technology and construction company. Letters of Intent have been executed by EDL for off-take and feedstock that will become effective upon EDL obtaining a financing commitment for the balance of funds required to build Phase 1.

The development of the bio-diesel plant is expected to result in the ability to produce 30 million gallons annually. Crude palm oil will be procured and an ethanol-based transesterification process will be utilized to produce bio-diesel. Feedstock will initially originate from Malaysia and Honduras/Central America. Construction will be on a turnkey basis.

These proposed plants are expected to be built on a 26-acre property that is in the process of being secured. This property has existing dock facilities, warehouse and office space and access to highways.

This proposed transaction is subject to our due diligence, which is expected to take 45 days from the date of the Letter of Intent. We have been granted exclusivity on this project until completion of our due diligence and final closing of a definitive agreement between the parties.

Item 9.01. Exhibits.

Number	Exhibit

10.10	Letter of Intent Between Northern Ethanol Investments, Inc. and Energen Development Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2007	NORTHERN ETHANOL, INC. (Registrant) By: s/Gordon Laschinger Gordon Laschinger, Chief Executive Officer & President

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